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FORM OF LETTER TO CLIENTS FOR USE BY BROKERS, DEALERS,
COMMERCIAL BANKS, TRUST COMPANIES AND OTHER NOMINEES

EXHIBIT 99(a)(1)(E)

        LIBERTY MEDIA CORPORATION
Offer To Purchase For Cash Up To
25,000,000 Shares Of Its Series A Common Stock and
Up To 1,000,000 Shares of Its Series B Common Stock
At A Purchase Price Of $13.00 per share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT
5:00 P.M., EASTERN TIME, ON MAY 8, 2002,
UNLESS THE OFFER IS EXTENDED.

To Our Clients:

        Enclosed for your consideration are the offer to purchase, dated April 10, 2002, and the related letters of transmittal in connection with the offer by Liberty Media Corporation, a Delaware corporation, to purchase up to a total of 25,000,000 shares of its Series A common stock and 1,000,000 shares of its Series B common stock (such shares are hereinafter referred to as the "shares"), at a price of $13.00 per share upon the terms and subject to the conditions set forth in the offer.

        Upon the terms and subject to the conditions of the offer, if, at the expiration of the offer, more than 25,000,000 shares of Series A common stock or more than 1,000,000 shares of Series B common stock are validly tendered and not withdrawn, Liberty Media Corporation will buy shares of such series on a pro rata basis, from all stockholders who properly tender and do not withdraw them prior to the expiration of the offer, other than stockholders who tender conditionally and for whom the condition is not satisfied. See Sections 1, 3 and 6 of the offer to purchase. All shares not purchased pursuant to the offer, including shares not purchased because of proration or because they were conditionally tendered and not accepted for purchase will be returned to the tendering stockholders at Liberty Media Corporation's expense as promptly as practicable following the expiration date.

        We are the owner of record of shares held for your account. Therefore, we are the only ones who can tender your shares, and then only pursuant to your instructions. We are sending you the letters of transmittal for your information only; you cannot use it to tender shares we hold for your account.

        Please instruct us as to whether you wish us to tender any or all of the shares we hold for your account on the terms and subject to the conditions of the offer.

        We call your attention to the following:

        1.    The purchase price is $13.00 per share of Series A or Series B common stock, subject to the terms and conditions set forth in the offer to purchase and the related letters of transmittal.

        2.    You may tender your shares conditioned upon Liberty Media Corporation purchasing all or a minimum number of your shares of Liberty Media Corporation Series A or Series B common stock.

        3.    The offer is not conditioned on any minimum number of shares being tendered pursuant to the offer.

        4.    The offer, proration period and withdrawal rights will expire at 5:00 p.m., Eastern Time, on May 8, 2002, unless Liberty Media Corporation extends the offer.

        5.    The offer is for a total of 25,000,000 shares of Liberty Media Corporation Series A common stock and 1,000,000 shares of Series B common stock, constituting approximately 1.0% and .5% respectively of the shares of the Series A and Series B common stock outstanding as of February 28, 2002.

        6.    Tendering stockholders will not be obligated to pay any brokerage commissions, fees or similar expenses to Liberty Media Corporation, to J. P. Morgan Securities, Inc. as dealer manager, to D.F.

King & Co., Inc. as information agent, or to EquiServe Trust Company, as depositary, or, subject to instruction 6 of the letters of transmittal, stock transfer taxes on Liberty Media Corporation's purchase of shares pursuant to the offer.

        If you wish to have us tender any or all of your shares, please so instruct us by completing, executing, detaching and returning to us the attached instruction form. An envelope to return your instruction form to us is enclosed. If you authorize us to tender your shares, we will tender all your shares unless you specify otherwise on the attached instruction form.

        YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF ON OR BEFORE THE EXPIRATION DATE OF THE OFFER. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., EASTERN TIME, ON MAY 8, 2002, UNLESS THE COMPANY EXTENDS THE OFFER.

        You may condition your tender on Liberty Media Corporation purchasing a minimum number of your tendered shares of Liberty Media Corporation Series A or Series B common stock. In such case, if as a result of the proration provisions in the offer to purchase Liberty Media Corporation would purchase less than the minimum number of your shares of Liberty Media Corporation Series A or Series B common stock, then Liberty Media Corporation will not purchase any of your shares, except as provided in the next sentence. If so many conditional tenders would be deemed withdrawn that the total number of shares to be purchased falls below the maximum number of shares of either series sought in the offer, then to the extent feasible, Liberty Media Corporation will select enough of the conditional tenders for such series that would otherwise have been so withdrawn to permit Liberty Media Corporation to purchase the maximum number of shares of such series sought in the offer. In selecting among the conditional tenders, Liberty Media Corporation will select by lot only from stockholders who have tendered all of their Series A or Series B common stock and will limit its purchase in each case to the minimum number of shares of Series A or Series B common stock designated. See Sections 1 and 6 of the offer to purchase.

        The offer is being made to all holders of shares. Liberty Media Corporation is not aware of any jurisdiction where the making of the offer is not in compliance with applicable law. If Liberty Media Corporation becomes aware of any jurisdiction where the making of the offer is not in compliance with any valid applicable law, Liberty Media Corporation will make a good faith effort to comply with the law. If, after a good faith effort, Liberty Media Corporation cannot comply with the law, the offer will not be made to, nor will tenders be accepted from or on behalf of, holders of shares residing in that jurisdiction.

        INSTRUCTION FORM WITH RESPECT TO LIBERTY MEDIA CORPORATION OFFER TO PURCHASE FOR CASH UP TO 25,000,000 SHARES OF ITS SERIES A COMMON STOCK AND UP TO 1,000,000 SHARES OF ITS SERIES B COMMON STOCK, AT A PURCHASE PRICE OF $13.00 PER SHARE

        The undersigned acknowledge(s) receipt of your letter and the enclosed offer to purchase, dated April 10, 2002, and the related letters of transmittal, which, as amended and supplemented from time to time, together constitute the "offer," in connection with the offer by Liberty Media Corporation, a Delaware corporation, to purchase a total of 25,000,000 shares of its Series A common stock and 1,000,000 shares of its Series B common stock, at $13.00 per share, net to the seller in cash, without interest and subject to the conditions of the offer. All shares properly tendered and not properly withdrawn will be purchased at the purchase price, net to the seller in cash, without interest, upon the terms and subject to the conditions of the offer, including the Odd Lot and proration provisions described in the offer to purchase. Liberty Media Corporation will return as promptly as practicable all other shares not purchased because of proration.

        The undersigned hereby instruct(s) you to tender to Liberty Media Corporation the number of shares indicated below or, if no number is indicated, all shares you hold for the account of the undersigned, under the terms and subject to the conditions of the offer.

        Aggregate number of shares to be tendered by you for the account of the undersigned:

                                                shares of Series A common stock*

                                                shares of Series B common stock**

        *UNLESS OTHERWISE INDICATED, ALL OF THE SHARES OF SERIES A COMMON STOCK HELD FOR THE ACCOUNT WILL BE TENDERED.

        **UNLESS OTHERWISE INDICATED ALL OF THE SHARES OF SERIES B COMMON STOCK HELD FOR THE ACCOUNT WILL BE TENDERED.

ODD LOTS

(For Use by Odd Lot Stockholders Only—See
Instruction 10 to Letter(s) of Transmittal)

☐ By checking this box, the undersigned represents that the undersigned owns beneficially or of record an aggregate of fewer than 100 shares of Series A common stock and is instructing the holder to tender all such shares.

☐ By checking this box, the undersigned represents that the undersigned owns beneficially or of record an aggregate of fewer than 100 shares of Series B common stock and is instructing the holder to tender all such shares.

CONDITIONAL TENDER
(See Instruction 13 to the Letter(s) of Transmittal)

        You may condition your tender of shares of Series A or Series B common stock on Liberty Media Corporation purchasing a specified minimum number of your tendered shares of Series A or Series B common stock, all as described in section 6 of the offer to purchase. Unless the minimum number of shares of Series A or Series B common stock you indicate below is purchased by Liberty Media Corporation in our offer, none of the shares of such series that you tender will be purchased. It is your responsibility to calculate that minimum number of shares of Series A or Series B common stock that must be purchased if any are purchased, and you are urged to consult your own tax advisor before completing this section. Unless this box has been checked and a minimum number of shares of Series A or Series B common stock specified, your tender will be deemed unconditional: ☐

        Minimum number of shares that must be purchased, if any are purchased (complete all applicable blank spaces):

                     shares of Series A common stock (fill in if applicable).

                     shares of Series B common stock (fill in if applicable).

        If, because of proration, the minimum number of shares of Series A or Series B common stock that you designated above will not be purchased, Liberty Media Corporation may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, you must have tendered all your shares of Series A or Series B common stock and checked the applicable boxes:

  ☐
  The tendered shares represent all shares of Series A common stock held by me.

  ☐
  The tendered shares represent all shares of Series B common stock held by me.

        THE METHOD OF DELIVERY OF THIS DOCUMENT IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY.

SIGNATURE BOX

Signature(s):

Dated:

Name(s) and Address(es):

Area Code and Telephone Number:

Taxpayer Identification or Social Security Number:

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  EXHIBIT 99(a)(1)(E)
ODD LOTS (For Use by Odd Lot Stockholders Only—See Instruction 10 to Letter(s) of Transmittal)
CONDITIONAL TENDER (See Instruction 13 to the Letter(s) of Transmittal)